Exhibit 99.1
Tech/Ops Sevcon Inc. 155 Northboro Road Southborough, MA 01772 Telephone (508) 281 5510

News Release

For release: Immediately
For further information contact: Paul N. Farquhar

TECH/OPS SEVCON REPORTS THIRD QUARTER RESULTS

Southborough, Mass. July 27, 2010..... Tech/Ops Sevcon, Inc. (NASDAQ symbol TO) reported net income of $119,000, or $0.03 per share, for the third quarter ended July 3, 2010, compared with a net loss of $300,000, or $0.09 per share, last year.

Third quarter fiscal 2010 compared to third quarter fiscal 2009

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Revenues in the third fiscal quarter were $6,490,000 compared to $4,060,000 in the same fiscal period last year an increase of $2,430,000, or 60%. Foreign currency fluctuations reduced sales by $117,000 mainly due to the strengthening of the US Dollar against both the British Pound and the Euro compared to last year. Shipment volumes were $2,547,000 higher than in the same fiscal period last year despite shortages of some key electrical components which are presently in global short supply. The main reason for the increase in volumes shipped was greater demand from new customers and shipments into new applications. The Company’s traditional industrial markets also improved slightly overall.

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The Company recorded an operating loss of $62,000 compared to an operating loss of $569,000 in the third quarter last year, an improvement of $507,000. Foreign currency fluctuations reduced the operating loss by $119,000 due mainly to the strengthening of the US Dollar against the Euro and the British Pound compared to the prior year. The reduction of the operating loss was mainly due to higher volumes shipped offset by increases in raw material costs associated with the short supply of some components and higher startup costs with some customers.

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The Company recorded a net income of $119,000 compared to a net loss of $300,000, an improvement of $419,000 compared to the prior year, partially due to the impact of $199,000 of currency fluctuations on balance sheet items.

●	Fully diluted net income per share for the quarter was $0.03 compared to a fully diluted net loss per share of $0.09 last year, an improvement of $0.12.

Nine months year-to-date fiscal 2010 compared to 2009

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Revenue of $19,022,000 was $3,252,000 higher than last year; volumes shipped were $2,874,000, or 18% higher than last year and foreign currency fluctuations increased sales by a further $378,000, or 2.4%.Operating income was $162,000 compared to an operating loss of $970,000 last year, an improvement of $1,132,000

●	Net income for the nine months was $305,000 compared to a net loss last year of $734,000.

●	Fully diluted net income per share was $0.09 in the first nine months compared to a fully diluted net loss per share of $0.23 in fiscal 2009.

Tech/Ops Sevcon, Inc. is a world leader in the design, manufacture and marketing of microprocessor based controls for zero emission electric vehicles. The controls are used to vary the speed and movement of vehicles, to integrate specialized functions, and to optimize the energy consumption of the vehicles’ power source. Sevcon supplies customers throughout the world from its operations in the United Kingdom, the USA, France, and the Far East, and through an international dealer network. The Company's customers are manufacturers of on and off road vehicles including cars, trucks, buses, motorcycles, fork lift trucks, aerial lifts, mining vehicles, airport tractors, sweepers, and other electrically powered vehicles.

Third Quarter 2010 Financial Highlights (unaudited)

(in thousands except per share data)

	Three months ended			Nine months ended

	July 3 2010	June 27 2009		July 3 2010	June 27 2009

Net sales	$6,490		$4,060	$19,022		$15,770

Operating (Loss) / Income	(62)		(569)	162		(970)

Income / (Loss) before income taxes	137		(496)	424		(1,124)

Net Income / (Loss)	$119		$(300)	$305		$(734)

Basic Income / (Loss) per share	$.03	$	.(09)	$.09	$	. (23)

Diluted Income / (Loss) per share	$.03	$	.(09)	$.09	$	. (23)

Average shares outstanding	3,280		3,247	3,270		3,239

Summarized Balance Sheet Data

	(in thousands of dollars)
	July 3 2010 (unaudited)	September 30, 2009 (derived from audited statements)
Cash and cash equivalents	$983	$632
Receivables	4,537	3,383
Inventories	4,648	4,723
Prepaid expenses and other current assets	915	1,398
Total current assets	11,083	10,136
Long-term assets	6,624	6,674
Total assets	$17,707	$16,810

Current liabilities	$4,250	$3,341
Liability for pension benefits	7,022	7,166
Other long-term liabilities	203	48
Stockholders’ equity	6,232	6,255
Total liabilities and stockholders’ investment	$17,707	$16,810